EXHIBIT 5.2

[LETTERHEAD OF RICHARDS, LAYTON & FINGER, PA]

January 10, 2005

PG&E Energy Recovery Funding LLC
245 Market Street, Room 424
San Francisco, California  94105

Re:          PG&E Energy Recovery Funding LLC — Legality of Bonds

Ladies and Gentlemen:

                                We have acted as special Delaware counsel for Pacific Gas and Electric Company, a California corporation (“Pacific Gas”), and PG&E Energy Recovery Funding LLC, a Delaware limited liability company (the “Company”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

                                For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

                                (a)           The Certificate of Formation of the Company, dated as of October 1, 2004 (the “LLC Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 5, 2004;

                                (b)           The Limited Liability Company Agreement of the Company, dated as of October 5, 2004 (the “LLC Agreement”), executed by Pacific Gas, as the sole member of the Company (the “Member”) and the Special Member (as defined therein);

                                (c)           The Management Agreement, dated October 5, 2004, executed by each member of the Board of Directors of the Company, including the Independent Director (as defined in the LLC Agreement);

                                (d)           Amendment No. 2 to the Registration Statement (the “Registration Statement”) on Form S-3, including a related prospectus (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission on January 10, 2005;

                                (e)           The form of Indenture, to be executed by the Company and the Trustee to be named therein, attached as an exhibit to the Registration Statement pursuant to which the Bonds are to be issued;

                                (f)            The form of Recovery Property Purchase and Sale Agreement, to be executed by and between the Company and Pacific Gas;

                                (g)           The form of Recovery Property Servicing Agreement, to be executed by and between the Company and Pacific Gas; and

                                (h)           A Certificate of Good Standing for the Company, dated January 7, 2005, obtained from the Secretary of State.

                                Initially capitalized terms used herein and not otherwise defined are as used as defined in the LLC Agreement.  The documents listed in paragraphs (e) through (g) above are hereinafter referred to each as a “Transaction Document” and collectively as the “Transaction Documents.”

                                For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                                With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the originals of those documents.

                                For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us, (ii) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (iii) except to the extent provided in paragraph 3 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

                                This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                                Based on the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                                1.             The Company has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware.

                                2.             Under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “LLC Act”) and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Transaction Documents and issue the Bonds, and to perform its obligations under the Transaction Documents.

                                3.             Under the LLC Act and the LLC Agreement, the execution and delivery by the Company of the Transaction Documents and the Bonds, and the performance by the Company of its obligations under the Transaction Documents, has been duly authorized by all necessary limited liability company action on the part of the Company.

                                We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.

JGL/CMM